T:\flh\vca11\nsar77d
For the fiscal period ended (s) 12/31/97
File number  811-3422

                         SUB-ITEM 77-D

                         EXHIBITS

          Policies with respect to security investment

      When  conditions  dictate a  temporary  defensive
strategy  or  during  temporary  periods  of  portfolio
structuring  and  restructuring,  the  The   Prudential
Variable  Contract Account-11 (the Account) may  invest
in money market instruments without limit.  The Account
may  invest  in high quality money market  instruments,
including   but   not  limited  to  commercial   paper,
certificates of deposit, bankers' acceptances and  time
deposits of banks, and obligations issued or guaranteed
by    the    U.S.   Government,   its   agencies    and
instrumentalities. Commercial paper will be rated, at the time of investment, at least A-2 by Standard &
Poor's  Ratings Service or Prime-2 by Moody's  Investor
Services, or if not rated, of comparable quality in the judgment of the Account's investment adviser.